Exhibit 99.2

Premier, Inc. to Participate in J.P. Morgan Healthcare

Conference on January 14, 2025

CHARLOTTE, NC, Jan. 7, 2025 – Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today announced that members of its management team will participate in the J.P. Morgan Healthcare Conference on Tuesday, Jan. 14, 2025. The company’s formal presentation will begin at 10:30 a.m. PST (1:30 p.m. EST) and will include a question-and-answer session with the host analyst immediately following the conclusion of its presentation.

A link to the live audio webcast, as well as a replay of this event, will be available in the Investors section of the company’s website at https://investors.premierinc.com/overview/default.aspx under Events and Presentations.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading technology-driven healthcare improvement company, providing solutions to two-thirds of all healthcare providers in the U.S. Playing a critical role in the rapidly evolving healthcare industry, Premier unites providers, suppliers, payers and policymakers to make healthcare better with national scale, smarter with actionable intelligence and faster with novel technologies. Headquartered in Charlotte, N.C., Premier offers integrated data and analytics, collaboratives, supply chain solutions, consulting and other services in service of our mission to improve the health of communities. Please visit Premier’s news and investor sites on www.premierinc.com, as well as X, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Contacts:

Investor contact:	Media contact:
Ben Krasinski	Amanda Forster
Senior Director, Investor Relations	Vice President, Integrated Communications
704.816.5644	202.879.8004
ben_krasinski@premierinc.com	amanda_forster@premierinc.com